February 6, 1999


Eduardo  Sagarnaga
President
Centenary  International  Corp.
1200  Westheimer  -  Suite  215
Houston,  TX  77077

Hector  Patron  Costas
Director
Centenary  S.A.
Beunos  Aires,  Argentina

Dear  Hector  &  Eduardo,

     This letter confirms the terms of our agreement under which John Tonelli (Tonelli) will be engaged by Centenary International Corporation, including its successors, subsidiaries or its affiliates (Centenary).

     Tonelli's principle responsibility will be to represent Centenary's interests in the United States, to establish, develop and execute a ling term financing strategy for Centenary and to address Centenary's immediate capital funding needs. Tonelli shall also use best efforts to promote Centenary's corporate goals and increase its global market share.

     Tonelli shall direct Centenary's day-to-day operations and maintain the company in good standing. Tonelli shall report directly to the board of directors and provide periodic accounts of Centenary's activities to its board of directors. The offices of Centenary shall be located at 692 Madison Avenue and shall be shared with International Venture Partners, LLC. Tonelli shall establish and maintain a bank account for Centenary. Centenary S.A. shall be responsible for funding such account as stipulated below.

     The term of this agreement shall be six (6) months from the date hereof, unless extended by manual agreement of the parties hereto. This agreement shall be governed by the laws of the State of New York.

Centenary shall pay Tonelli a compensation $15,000 for the first month and $10,000 for each month thereafter, by wire transfer to the account of International Venture Partners, LLC on the first business day of the month. The first payment of $15,000 shall be made upon execution of this agreement. Centenary S.A. shall deposit sufficient funds into Centenary's bank account to pay Tonelli's compensation and all expenses related to Centenary's operations, other than expenses for the use of office space, local telephone charges and utilities, provided that such expenses are agreed to in advance by you.

     In addition to the compensation mentioned above Centenary shall pay Tonelli a performance fee equivalent to ten percent (10%) of the amount of any capital raised by Centenary from the date hereof until April 30, 1999. Thereafter, Centenary shall pay Tonelli a performance fee of 9% on any capital raised by Centenary from June 1, 1999 until June 30, 1999, 5% of any capital raised Centenary from July 1, 1999 to July 31, 1999, net of reasonable transaction fees and expenses. Such performance fee shall be paid to Tonelli at closing in the form of equity securities in Centenary. The value of such equity securities paid to Tonelli hereunder shall be calculated at 50% of the average price of Centenary's shares as quoted in The Wall Street Journal over the previous five
(5) business days. Tonelli may elect to receive up to fifty (50%) of his performance fee in cash.

     If within twenty-four (24) months following the termination or expiration of this agreement a financing transaction is closed Centenary shall pay Tonelli a performance fee equivalent to five percent (5%) of the amount of any capital raised by Centenary. Tonelli will not be entitled to receive a performance fee from the funding Centenary expects to receive from Richard Johnson.

Centenary and Centenary S.A. agree to indemnify and hold Tonelli harmless against any and all claims that may arise in connection with the performance of his duties hereunder, provided, however, that neither Centenary nor Centenary S.A. shall be responsible for Tonelli's gross negligence or willful misconduct.

     If the above correctly sets forth our understanding please sign where indicated below.

Sincerely  yours,



John  Tonelli                    AGREED  AND  ACCEPTED

                                 Centenary  S.A.



                                 /s/  Hector  Patron  Costas
                                 ---------------------------
                                      Hector  Patron  Costas



                                 Centenary  International  Corp.



                                 /s/  Eduardo  Sagarnaga
                                 -----------------------
                                      Eduardo  Sagarnaga